pwc

December 29, 2023

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549 20549-7561
USA

Commissioners:

We have read the statements made by National Energy Services Reunited Corp. (NESR) (copy attached), which we understand will be included under Item 16F "Change in Registrant's Certifying Accountant" of NESR's Annual Report on Form 20-F for the year ended December 31, 2022, which will be filed with the Securities and Exchange Commission on December 29, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers

PricewaterhouseCoopers Limited Partnership Dubai Branch
Dubai, United Arab Emirates
December 29, 2023

PricewaterhouseCoopers Limited Partnership Dubai Branch, License no. 102451
Emaar Square, Building 5, P O Box 11987, Dubai - United Arab Emirates
T: +971 (0)4 304 3100, F: +971 (0)4 346 9150, www.pwc.com/me

ITEM 16F. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

On March 31, 2021, the Audit Committee appointed PricewaterhouseCoopers Limited Partnership Dubai Branch (formerly PricewaterhouseCoopers (Dubai Branch)) ("PwC") as the Company's independent registered public accounting firm, effective immediately. Concurrently, the Audit Committee dismissed KPMG Assurance and Consulting Services LLP ("KPMG") from serving as the Company's independent registered public accounting firm, effective immediately.

During our fiscal years ended December 31, 2020, and December 31, 2019, and through the date of dismissal, (i) we had no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such period and (ii) there were no "reportable events" requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F. The audit reports of KPMG on our consolidated financial statements for the fiscal years ended December 31, 2020, and December 31, 2019, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's fiscal years ended December 31, 2020, and December 31, 2019, and through the subsequent interim periods through the date of PwC's engagement, the Company did not consult with PwC regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions) or a reportable event (as defined in Item 16F(a)(1)(v) of Form 20-F). In selecting PwC as the Company's new independent registered public accounting firm, the Audit Committee considered all relevant factors, including non-audit services that were provided by PwC to the Company in prior periods.

On March 10, 2022, as a consequence of material errors, primarily related to the completeness of accounts payable and accrued liabilities, the Company concluded and recommended to the Audit Committee that it will restate its consolidated U.S. GAAP financial statements as of and for the fiscal year ended December 31, 2020. These errors resulted in the identification of material weaknesses in internal control over financial reporting.

On June 15, 2022, KPMG was engaged to re-audit the consolidated balance sheets of the Company as of December 31, 2020, and 2019 (Successor Company balance sheets), and the related statements of operations, comprehensive income, shareholders' equity, and cash flows for the years ended December 31, 2020, December 31, 2019, and the period from June 7, 2018, to December 31, 2018 (Successor Company operations), and for the period from January 1, 2018 to June 6, 2018 with respect to NPS Holdings Limited (Predecessor Company operations). On May 15, 2023, KPMG resigned from its re-audit engagement.

On June 9, 2023, PwC resigned as the Company's auditors. On July 12, 2023, the Audit Committee engaged GT as the Company's independent registered public accounting firm, for the audits of the years ended December 31, 2022, and December 31, 2021, and the-reaudit of the year ended December 31, 2020.

During our fiscal years ended December 31, 2022, and December 31, 2021, and through the date of dismissal, (i) we had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in its report on our financial statements for such period and (ii) other than the restatement and material weaknesses noted above, there were no "reportable events" requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F. During their tenure as the Company's independent registered public accounting firm, PwC did not issue an audit opinion.

During the Company's two most recent fiscal years and through the subsequent interim periods through the date of GT's engagement, the Company did not consult with GT regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions) or a reportable event (as defined in Item 16F(a)(1)(v) of

Form 20-F). In selecting GT as the Company's new independent registered public accounting firm, the Audit Committee considered all relevant factors.

We provided PwC and KPMG with a copy of the foregoing disclosure and requested that each of PwC and KPMG furnish us with a letter addressed to the SEC stating whether it agrees with the above statements that relate to them, and if not, stating the respects in which it does not agree. We have received the requested letters from PwC and KPMG, copies of which are included as Exhibit 15.1 and Exhibit 15.2, respectively, to this annual report.